SUMMARY OF RETIREMENT PACKAGE FOR PHILIP HORLOCK
EFFECTIVE FEBRUARY 28, 2025

On January 28, 2025, the Compensation Committee of the Board of Directors of Blue Bird Corporation (the “Company”) approved a compensation package for retiring President and Chief Executive Officer Philip Horlock, effective February 28, 2025, his date of retirement from employment.

The Compensation Committee approved the immediate vesting, on February 28, 2025, of all of Mr. Horlock’s unvested equity awards, including performance-based restricted stock units (“RSUs”), as if all performance targets have been met. Using the closing price of the Company’s common stock on such date, the market value of all RSUs (time-based and performance-based) deemed to be fully earned and vested was $4,453,467.

In addition, Mr. Horlock shall be entitled to a fiscal 2025 Management Incentive Plan (“MIP”) bonus payment pro-rated to 50% to reflect partial service in fiscal 2025. Such MIP payout shall be at the level that the Compensation Committee approves for payout under the regular MIP program as set forth in the 2025 Proxy Statement of the Company and at the time that such payments are made by the Company for employees. For purposes of quantification, assuming that the cash MIP bonus payment was approved at 100%, Mr. Horlock will receive 50% of his target bonus percentage (150% of his base salary), or $750,000.

Mr. Horlock will remain on the Board of Directors as a Class III Director and therefore will receive future compensation in accordance with the current compensation arrangements for non-employee directors.